Filed pursuant to Rule 424(b)(5)
Registration No. 333-283353

PROSPECTUS

$25,000,000

Class A Common Stock

Preferred Stock

Warrants

Units

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our Class A common stock;

•	shares of our preferred stock;

•	warrants; and

•	units consisting of any combination of our Class A common stock, preferred stock and/or warrants.

We may offer these securities in amounts, at prices, and on terms determined at the time of offering, up to an aggregate amount of $25,000,000; however, as of the date of this prospectus, under the limitations described below, we are currently only eligible to sell approximately $13.08 million of securities. We may sell these securities directly to you through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement. See “Plan of Distribution.” You should read this prospectus and any applicable prospectus supplement carefully before you invest.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully, together with additional information described under the heading “Where You Can Find More Information,” before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our Class A common stock is traded on the Nasdaq Capital Market under the symbol “BTM.” On November 11, 2024, the per share closing price of our Class A common stock as reported on the Nasdaq Capital Market was $2.68 per share.

The aggregate market value of our outstanding Class A common stock held by non-affiliates is approximately $39,250,650, which was calculated in accordance with General Instruction I.B.6 of Form S-3, based on 18,122,048 shares of Class A common stock outstanding as of November 12, 2024, of which 14,645,765 shares are held by non- affiliates, at the closing share price of $2.68 on November 11, 2024, which was the highest closing price of our Class A common stock reported on the Nasdaq Capital Market within the last 60 days prior to the date of this filing.

In this prospectus we are offering up to $25,000,000 of securities; however, pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the securities described in this prospectus in a primary public offering with a value exceeding more than one-third of the aggregate market value of our Class A common stock held by non-affiliates in the twelve-month period prior to the date of the sale of any such securities, so long as the aggregate market value of our outstanding Class A common stock held by non-affiliates remains below $75.0 million. As of the date of this prospectus, under such rules and including our sales within the twelve-month period prior to the date of this prospectus, we are only eligible to sell up to approximately $13,083,550 of securities until our circumstances, as described above, change.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 26, 2024.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “Bitcoin Depot,” the “Company,” “we,” “us” and “our” refer to Bitcoin Depot Inc.

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (“SEC”). By using a shelf registration statement, we may sell our securities, as described in this prospectus, from time to time in one or more offerings. This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of such offering. The prospectus or prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. None of the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Intellectual Property

“Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with the ® or ™ symbols.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC incorporated by reference into this prospectus.

Our Business

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is Bringing Bitcoin to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of September 30, 2024, our offerings included approximately 8,304 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at approximately 7,723 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of September 30, 2024 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of September 30, 2024, we have installed our BTMs in over 1,200 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $436.9 million and $540.6 million for the nine months ended September 30, 2024 and 2023, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue during the trailing twelve months ended September 30, 2024 declined by 15.2% compared to the same period ended September 30, 2023, while the market price of Bitcoin increased by 127% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

Summary Risk Factors

Our business is subject to risks of which you should be aware before making an investment decision. You should carefully consider the risk factors described under the heading “Risk Factors,” and in the other reports and documents that we have filed with the SEC.

Corporate Information

Lux Vending, LLC, then d/b/a Bitcoin Depot (“Legacy Bitcoin Depot”) was formed on June 7, 2016. We were originally formed on October 14, 2021, as GSR II Meteora Acquisition Corp. (“GSRM”), a special purpose acquisition company. On June 30, 2023, pursuant to a transaction with GSRM, Legacy Bitcoin Depot merged with and into GSRM (the “Business Combination”). In connection with the closing of the Business Combination, GSRM was renamed Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	failure to realize the expected benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the warrants on Nasdaq;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to identify organic and inorganic growth opportunities and the ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and

•	the development, effects and enforcement of laws and regulations.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. Unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DESCRIPTION OF SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

Capital Stock

Authorized and Outstanding Capital Stock

The second amended and restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E-1 common stock, 750,000 shares of Class E-2 common stock and 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share) and 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

There are currently 18,122,048 shares of Class A common stock issued and outstanding held of record by approximately 36 holders, 1,075,761 shares of Class E common stock outstanding held of record by 22 holders, 41,193,024 shares of Class V common stock outstanding held of record by one holder, and 2,875,000 shares of Series A preferred stock outstanding held of record by nine holders. There are currently 43,848,750 shares of Class A common stock underlying the outstanding warrants, which were held of record by 24 holders. There are no shares of Class B common stock, Class M common stock or Class O common stock outstanding.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the Second Amended and Restated Charter:

•	Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.

•	Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.

•	Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.

•	Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.

•	Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.

•	Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Second Amended and Restated Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the Second Amended and Restated Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Second Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Pursuant to the terms of the Company’s Certificate of Designation, holders of Series A preferred stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A preferred stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Redemption Rights

At all times we reserve and keep available out of our authorized and unissued shares of Class A common stock and Class M common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the number of shares of Class A common stock and Class M common stock that are issuable in connection with the Redemption or Direct Exchange (each as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) of all outstanding BT HoldCo Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, as applicable. In the event that (i) a share of Class A common stock and Class M common stock is issued as a result of any Redemption or Direct Exchange of any BT HoldCo Common Unit pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement or (ii) a Redemption by Cash Payment (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) is effected with respect to any BT HoldCo Common Units pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, or (iii) all of the outstanding shares of Class V common stock are converted to Class O common stock, a share of Class O common stock or Class V common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on our part or the holder thereof be transferred to us for no additional consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

No holder of common stock has any preemptive or other similar subscription rights.

Shares of Class V common stock may only be issued by us to BT Assets and its affiliates. Notwithstanding anything to the contrary herein, any Redemption or Direct Exchange involving an exchange of Class V common stock for Class M common stock may, at the option of the applicable member of BT HoldCo, be an exchange of Class V common stock for Class A common stock.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the closing of the Business Combination, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A preferred stock issued pursuant to the PIPE Agreement. Each share of Series A preferred stock (i) ranks senior to the all classes of Common Stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections. As of November 12, 2024, 2,875,000 shares of Series A preferred stock remained outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the shares of common stock or preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

As of November 12, 2024, there were 43,848,750 warrants issued and outstanding, including 31,625,000 public warrants and 12,223,750 private placement warrants. These warrants entitle the holder to purchase one share of Class A common stock at a purchase price of $11.50 and expire on June 30, 2028. Warrants that we issue in the future may, but will not necessarily, be issued on the same terms as our existing issued and outstanding warrants.

DESCRIPTION OF UNITS

We may issue, in one or more series, units comprised of shares of our Class A common stock and/or preferred stock, warrants to purchase Class A common stock and/or preferred stock or any combination of those securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described herein; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our Class A common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our Class A common stock and/or warrants.

PLAN OF DISTRIBUTION

We may sell the securities covered in this prospectus in one or more of the following ways:

•	through underwriters or dealers;

•	in short or long transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents, including via an at-the-market program; or

•	through a combination of any of these methods of sale.

Each time that we use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of any securities underwritten or purchased by each of them; and

•	the purchase price of the securities being offered and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of securities. Only underwriters named in the applicable prospectus supplement shall be underwriters of the securities offered thereby.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified applicable date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

At-the-Market Offerings

Upon written instruction from us, after entering into a distribution agency agreement with us, a sales agent may use its commercially reasonable efforts to sell on our behalf, as our agent, the shares of Class A common stock offered as agreed upon by us and the sales agent. We will designate the maximum amount of shares of Class A common stock to be sold through the sales agent, on a daily basis or otherwise as we and the sales agent agree. Subject to the terms and conditions of the applicable distribution agency agreement, the sales agent will use its commercially reasonable efforts to sell, as our sales agent and on our behalf, all of the designated shares of Class A common stock. We may instruct the sales agent not to sell shares of Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of shares of Class A common stock under any distribution agency agreement by notifying the sales agent. Likewise, the sales agent may suspend the offering of shares of Class A common stock under the applicable distribution agency agreement by notifying us of such suspension.

We also may sell shares to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares to the sales agent as principal, we will enter into a separate agreement setting forth the terms of such transaction or such sales may be provided for in the distribution agreement described above.

It is contemplated that the distribution agreements entered into with sales agents will allow such sales agents to make sales in privately negotiated transactions and/or under any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on The Nasdaq Capital Market, the existing trading market for our Class A common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our Class A common stock, the amounts underwritten, and the nature of its obligations to take our Class A common stock will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Milbank LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offerings.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.bitcoindepot.com. Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “BTM”. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus and any supplements to this prospectus. The information incorporated by reference is considered to be part of this prospectus and any supplements to this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below; provided, however, that we are not, unless specifically indicated, incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, whether listed below or filed in the future, or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

a)	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 15, 2024 (the “2023 Form 10-K”);

b)

our Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2024, filed with the SEC on May 15, 2024, for the quarterly period ended June 30, 2024, filed with the SEC on August 15, 2024 and for the quarterly period ended on September 30, 2024, filed with the SEC on November 14, 2024;

c)	our Current Reports on Form 8-K filed with the SEC on February 8, 2024, March 29, 2024, June 28, 2024, July 12, 2024, August 27, 2024 and November 18, 2024; and

d)	the description of our common stock and public warrants included in Exhibit 4.3 to the 2023 Form 10-K, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to and after the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will furnish without charge to any person (including any beneficial owner) a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your request to: Corporate Secretary, Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326 or (678) 435-9604.

$25,000,000

Bitcoin Depot Inc.

Class A Common Stock

Preferred Stock

Warrants

Units

PROSPECTUS

November 26, 2024